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[PEAT MARWICK LLP LETTERHEAD]

                                                                    Exhibit 23.3

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Bumble Bee Seafoods, Inc:


We consent to the use of our report included herein, relating to the consolidated balance sheet of Bumble Bee Seafoods, Inc. and subsidiaries as of December 31, 1996, and the related consolidated statements of operations and accumulated deficit, and cash flows for the years ended December 31, 1995 and 1996, which report appears in the registration statement on Form S-3 of International Home Foods, Inc., and to the use of our firm under the heading "Experts" in the prospectus.

Our report dated April 11, 1997, contains an explanatory paragraph that states that the Company's notes payable and subordinated note payable were due and payable in May 1996 and nonpayment has constituted events of default. The Company does not currently have funds to retire these obligations. Such conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


San Diego, California
August 12, 1998